UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 05, 2019

APOTHECA BIOSCIENCES, INC.

(Exact name of registrant as specified in charter)

Nevada	000-55467	47-2055848
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10901 Roosevelt Blvd, Suite 1000c Saint Petersburg, Florida	33716
(Address of principal executive offices)	(Zip Code)

(727) 228-3994

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 - Entry into a Material Definitive Agreement

On June 03, 2019, the Company has agreed to come to a definitive agreement to purchase 51% of Hemp Sciences Corp (HSC) for 60M shares of common stock, par value $0.001, at $0.06 per share. The Company expects the acquisition to complete before the end of second quarter 2019 or July 31. The purchase agreement will come with customary leak out and lock out agreement for the term of 12 months.

Hemp Sciences Corp (HSC), a division of Nuvus Corp, is a cannabis technology provider for growing, harvesting, processing and manufacturing of hemp related products including CBD. With years in development and millions in R&D expense, HSC uses sophisticated grow technologies and processing using control environment architecture, IoT, big data, sophisticated sensor technologies and blockchain to navigate through growing, harvesting, processing and manufacturing life cycle of hemp related products.

In recent years, demand for cannabinoids, especially CBD related resources, has skyrocketed and the market has been flooded with imported and poor-quality hemp-derived CBD products. Also, with ever increasing demand for CBD products in the marketplace, suppliers have been unable to keep up with the growing market demand hence hampering the growth curve.

Due to these factors, the Company has decided on an expansion plan to capture part of the estimated $145B market by 2025 to become a global supplier of scientifically processed growing, harvesting, processing and manufacturing of hemp related products including CBD.

HSC, through its technological expertise, will assist the Company in developing and managing our expansion plan as a processor and contract manufacturer of the CBD raw material to supply the country and global market for its consumer division. Company’s expansion plan covers three unique stages; 1) Co-Packing (bottling and Labeling, 2) ISO/FDA/OTC certified laboratory for formulations and 3) Extraction and processing facility. The Company will inform Securities & Exchange Commission and its shareholders when the transaction is completed.

For more information on the Company’s plan, please visit here and download our brochures;

https://www.apothecabiosciences.com/discovery-deck-volume-3/

https://www.apothecabiosciences.com/apotheca-pharmaceutical-division-january-2019-2/

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOTHECA BIOSCIENCES IN

Date: June 05, 2019	By:	/s/ P.C. Sundar
P.C. Sundar, Chairman & CEO